EXHIBIT 9(a)(i)

                                February 2, 1998




THE RODNEY SQUARE STRATEGIC FIXED INCOME FUND

         RE:  TRANSFER AGENCY SERVICES FEES
              -----------------------------

Dear Sir/Madam:

         This letter constitutes our agreement with respect to compensation to be paid to PFPC Inc. ("PFPC") for services provided under the terms of a Transfer Agency Services Agreement dated February 2, 1998 between The Rodney Square Strategic Fixed Income Fund ("you" or the "Fund"), PFPC and Wilmington Trust Company ("WTC") (the "Agreement"). Pursuant to paragraph 11 of the Agreement, and in consideration of the services to be provided to the Fund, WTC will pay PFPC certain fees and reimburse PFPC for its out-of-pocket expenses incurred on its behalf, as follows:

1)   Account Fee:

     Annual, Semi-Annual, Quarterly Dividend:       $10.00 per account per annum
     Monthly Dividend:                              $15.00 per account per annum
     Daily Accrual Dividend:                        $18.00 per account per annum
     Inactive Account:                              $  .30 per account per month

     Fees shall be calculated and paid monthly based on one-twelfth (1/12th) of the annual fee. An inactive account is defined as having a zero balance with no dividend payable. Inactive accounts are purged annually after year-end tax reporting.

2)   Transaction Charges:

     Master/Omnibus Account:              $  1.00 per purchase/redemption
     Telephone/Wire Orders:               $  4.00 per purchase/redemption
     New Account Opening:                 $  3.50 per account (paper)
     12b-1 Calculation:                   $   .25 per account, per cycle
     IRA/Qualified Plan Processing:       $ 10.00 per Social Security Number,
                                                  per annum
                                          $  2.50 per distribution
                                          $ 25.00 per transfer in or transfer
                                                  out
                                          $  1.85  per account with
                                                   checkwriting per  annum
                                          $   .10 per check transaction (non-
                                                  return of checks)
                                          $   .50  per check transaction (return
                                                   of checks)

3)   Minimum Base Fee:

         Retail - $2,500 for each portfolio/class; excluding transaction charges and out-of-pocket expenses.

         Institutional  - .03% of average  daily net  assets for each  portfolio with Account Fees waived.

         Any fee or out-of-pocket expenses not paid within 30 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by PFPC.

         The fee for the period from the date hereof until the end of the year shall be prorated according to the proportion which such period bears to the full annual period.

         If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                             Very truly yours,

                                             PFPC INC.


                                             By: /s/ J. Richard Carnall
                                                --------------------------------

                                             Title: Chairman
                                                   -----------------------------


Agreed and Accepted:

THE RODNEY SQUARE STRATEGIC FIXED INCOME FUND


By: /s/ Robert J. Christian
   ---------------------------------

Title: President
       -----------------------------

Agreed and Accepted:

WILMINGTON TRUST COMPANY


By: /s/ Robert J. Christian
   ---------------------------------

Title: Senior Vice President
       -----------------------------